Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 24, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Xtrasafe, Inc.,

Dear Sirs:

We were previously the principal auditors for Xtrasafe, Inc., and we reported on the financial statements of Xtrasafe, Inc., for the two most recent fiscal years and the subsequent interim period through to August 6, 2009. We have read Xtrasafe' statements under Item 4 of its Amendment No. 1 to Form 8-K, dated August 6, 2009, and we agree with such statements.

For the two most recent fiscal years and the subsequent interim period through to August 6, 2009, we agree with the Company's Item 304 disclosures. We note in particular that there have been no disagreements between Xtrasafe, Inc., and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


                 6490 West Desert Inn Road, Las Vegas, NV 89146
                        (702) 253-7499 Fax (702) 253-7501